VAALCO ENERGY ANNOUNCES APPOINTMENT OF NEW

CHIEF FINANCIAL OFFICER AND OTHER CHANGES

IN EXECUTIVE MANAGEMENT

HOUSTON – OCTOBER 27, 2015 – VAALCO Energy, Inc. (NYSE: EGY) today announced several changes in executive management of the Company including the appointment of a new Chief Financial Officer and the retirement of two senior executives.

The Company announced that Donald McCormack will join VAALCO effective November 1, 2015 as Vice President of Finance and will assume the title of Chief Financial Officer following the filing of the Company’s third quarter 2015 Quarterly Report on Form 10-Q.

Mr. McCormack brings over 25 years of oil and gas experience to the Company and has previously held key financial executive management positions with other publicly traded exploration and production companies. Most recently, Mr. McCormack was Senior Vice President, Treasurer and Chief Accounting Officer for Rosetta Resources, Inc. from December 2013 until their acquisition by Noble Energy in June 2015. Mr. McCormack joined Rosetta as Vice President and Treasurer in August 2012. Prior to joining Rosetta, he served as Vice President and Chief Accounting Officer for Concho Resources Inc. from 2010 until 2012.  Mr. McCormack also served as Controller and Chief Accounting Officer for Red Oak Capital Management LLC, an oil and gas investment company based in Houston, Texas from 2007 to 2010. Prior to joining Red Oak Capital Management LLC, Mr. McCormack held various leadership and managerial positions with Burlington Resources and ConocoPhillips where he had extensive involvement in developing and leading international accounting, tax and reporting functions.

Steve Guidry, Chairman and CEO commented, “We are very pleased to welcome Don McCormack as CFO.  Don has an extensive financial background in the energy arena including accounting, treasury, M&A and transaction experience with several of the most respected E&P companies in the industry. His financial acumen and public market experience will serve us well in the future.”

Gregory Hullinger has elected to retire as Chief Financial Officer following the upcoming filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  Greg will continue as an employee until March 15,

2016 to assist with the transition of financial reporting responsibilities for the Company.

Greg joined VAALCO as Chief Financial Officer in October 2008 after more than 30 years of finance and accounting experience at Shell Oil Company.  In addition to managing VAALCO’s finance and accounting functions, Greg led the Company’s investor relations efforts.  He was actively engaged across VAALCO’s entire portfolio and most recently saw VAALCO through the largest development project in the history of the Company in the Etame/SEENT expansion projects.

Guidry continued, “We want to thank Greg for his financial leadership at the Company over the last seven years.  Greg played a key role in building the financial support structure at VAALCO as it grew its presence in West Africa.  He was a trusted financial advisor to senior management and the Board and was well respected by the investment community. We wish Greg all the best in his upcoming retirement.”

The Company also announced that Gayla Cutrer has elected to retire effective January 2, 2016 after a 30 year career with VAALCO.  Gayla joined the Company in 1986 and served in a variety of key administration leadership roles over her tenure and was named Executive Vice President in 2010.

Steve Guidry commented further,  “Gayla has had a significant impact on  building VAALCO into the Company it is today.  Her dedication and work ethic established a standard that has been unmatched and her list of contributions over her 30 year career at VAALCO are extensive. We are all very grateful for her contributions and wish her well in her retirement.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil.  VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities.  The company's properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contacts Gregory R. Hullinger Chief Financial Officer 713-623-0801	Al Petrie Investor Relations Coordinator 713-543-3422